Exhibit 99.(a)(1)(K)

REMINDER E-MAIL TO ELIGIBLE OPTIONHOLDERS

Date:
To:	Eligible Optionholders
From:	Roy Burchill
Re:	Reminder About Exchange Offer

The exchange offer for all eligible option grants is currently open and available to all eligible optionholders. As previously communicated, the exchange is scheduled to close at 4:00 p.m., Pacific Time, on December 19, 2012. Remember, if you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form and/or Eligible Option Information Sheet before 4:00 p.m., Pacific Time, on December 19, 2012.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Roy Burchill, our Senior Director, Total Rewards, at 5818 El Camino Real, Carlsbad, CA 92008, by calling him at (760) 494-6807 or sending an email to rburchill@alphatecspine.com.